UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Kirby Corporation

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Supplemental Information Regarding Proposal 3

(Approval of Compensation Paid to Executive Officers)

On March 8, 2024, Kirby Corporation (the “Company”) filed its Definitive Proxy Statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”). The Proxy Statement was filed in connection with the Company’s 2024 Annual Meeting of Stockholders to be held on April 26, 2024. This additional proxy material is being filed to supplement the disclosure concerning the approval of compensation paid to our executive officers discussed in Proposal 3 of our Proxy Statement.

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

Houston, Texas 77007

April 11, 2024

Dear Fellow Stockholders,

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 5, 2024, regarding the 2024 Annual Meeting of Stockholders of Kirby Corporation (“Kirby”) scheduled for April 26, 2024. In its report, ISS recommends that our stockholders vote against Proposal 3—the advisory vote on the approval of the compensation of Kirby’s named executive officers (also known as the “Say-on-Pay Proposal”). Capitalized terms used but not defined herein have the meanings ascribed in our Proxy Statement.

ISS and our stockholders have supported our compensation programs and our Say-On-Pay Proposal in all prior years for which compensation information was provided in our Proxy Statement, with 94% of votes cast at last year’s annual meeting voting in favor of the compensation paid to our named executive officers under those programs. Additionally, Glass, Lewis & Co., another leading proxy advisory firm, has recommended that stockholders vote FOR our Say-on-Pay Proposal.

In response to the ISS report and to inform your voting decision, we are providing additional information about our 2023 executive compensation program and decisions.

We recommend stockholders vote FOR Proposal 3—the advisory vote on the approval of the compensation of Kirby’s named executive officers.

Negative Vote Recommendation by ISS

ISS recommended that stockholders vote against our Say-on Pay Proposal based in pertinent part on the following:

1.	The performance goals for our 2023-2025 performance awards overlap with two of our annual incentive program (“AIP”) performance goals, namely EBITDA and return on total capital.

2.

With respect to our 2023 AIP, our Proxy Statement does not disclose threshold and maximum goals, or other details about the payout formula and the considerations involved for the AIP’s operational performance metrics.

3.	With respect to our 2021-2023 performance awards, only the outcome is disclosed in our Proxy Statement and not specific performance against goals.

4.

While ISS recognized that 2024 long-term incentive compensation grants for the top three executives will be 50% performance based starting in 2024, two of our named executive officers (Ms. Amy D. Husted, Vice President, General Counsel and Secretary, and Mr. Scott P. Miller, Vice President and Chief Information Officer) received all long-term incentive compensation in the form of time-based restricted stock units (“RSUs”).

5.	ISS noted that Ms. Kim B. Clarke, our former Vice President and Chief Human Resources Officer, had received cash payments upon her voluntary retirement from Kirby on March 1, 2023.

FINANCIAL PERFORMANCE

In 2023 and over the past three years, Kirby has generated strong cash flow and growth in earnings, as well as reduced our debt to capitalization ratio to 24.2%.

2023 One-Year Performance

•	EBITDA increased 36% over 2022 to $557 million

•	EPS increased 83% over 2022 to $3.72 per share

•	Return on total capital increased 63% over 2022 to 8.3%

•	Total stockholder return (“TSR”) was 22%

2023 Three-Year Performance

•	EBITDA increased 55% to $557 million over 2020 adjusted EBITDA* of $360 million

•	EPS increased 102% to $3.72 per share over 2020 adjusted EPS* of $1.84 per share

•	Return on total capital increased 159% to 8.3% over 2020 adjusted return on total capital* of 3.2%

•	TSR was 51%

*	See Kirby’s 2021 Proxy Statement for 2020 adjusted performance measures

In regard to our returns, ISS noted in their report that our “three-year annualized shareholder returns outperformed GICS industry peers and the Russell 3000 index”.

We believe the objections raised by ISS should not be grounds for a vote against Proposal 3 for the following reasons:

OVERVIEW OF 2023 AIP PERFORMANCE METRICS

As we explain in our Proxy Statement, our AIP is our annual cash incentive program designed to promote our short-term business strategy and objectives.

The Committee selected EBITDA, EPS and return on total capital for our 2023 AIP to effectively tie compensation to our operating results. We believe performance with respect to these measures correlates to long-term value creation for our stockholders.

For 2023, the AIP payouts were based on financial performance (weighted 80%) and operating performance (weighted 20%), each as set forth below.

Financial Performance Metrics (Weighted 80%)

Performance Metric(1),(2)	Threshold	Target	Maximum	Actual	PAYOUT (% of Target)
EBITDA (weighted 50.0%)	$396 million	$496 million	$595 million	$557 million	162%
EPS (weighted 37.5%)	$2.27	$2.84	$3.41	$3.72	200%
Return on total capital (weighted 12.5%)	5.3%	6.7%	8.0%	8.3%	200%
Weighted Average Payout (Financial Portion)					181.1%

(1)

For each financial performance metric, (a) performance below “threshold” results in no payout, (b) performance at “threshold” results in a 50% payout, (c) performance at “target” results in a 100% payout, and (d) performance at or above “maximum” results in a 200% payout. For performance between “threshold” and “target” or between “target” and “maximum”, the payout is determined by linear interpolation.

(2)	For Mr. Christian G. O’Neil, President of the Company’s KMT subsidiaries, performance is based upon a blend of performance for corporate and the KMT business unit.

Based on actual performance for 2023, the financial performance metric was achieved at 181.1%, or 145% of target on a weighted basis.

Operating Performance Metrics (20% weight)

The operating performance metrics for our 2023 AIP were a basket of ten (10) internal strategic and operating goals designed to promote our annual objectives relating to (a) vessel uptime, (b) vessel utility (c) labor utilization, (d) safety performance (which consisted of three separate items), (e) e-commerce growth, (f) growth in ESG revenue, (g) cost management, and (h) working capital management. Some key operational achievements that contributed to the payout determination included:

•	Achievement of 156% of the three safety performance metrics as compared to goal

•	E-commerce revenue growth by 34% over 2022

•	Increase in ESG related revenue by 158% over 2022

•	Achievement of 143% of cost management as compared to goal

Each metric was assigned a “threshold”, “target” and “maximum” performance level. The targets and metrics relating to each operating performance metric goal is highly confidential information, and providing our specific operating performance targets and metrics would give competitors insight into our internal goals, milestones, strategy, and timelines. Disclosure would allow our competitors to adjust their own strategy in a way that would cause us irreparable competitive harm. Accordingly, we have balanced the need for confidentiality with providing further detail into those targets and metrics. When approved, the Compensation Committee believed that each operating performance metric target presented challenging, stretch goals.

For 2023, the Committee determined that the operating performance metrics were achieved at 137.2%.

Payout Calculation (Corporate Officers)

Based on our 2023 performance relative to the financial performance metrics and operating performance metrics, the 2023 AIP reached 172.4% achievement at the corporate level:

Financial Performance Factor		Financial Performance Weight		Operating Performance Factor		OPERATING PERFORMANCE WEIGHT		WEIGHTED AVERAGE CORPORATE PAYOUT FACTOR
181.1%	x	80%	+	137.2%	x	20%	=	172.4%

This factor applied to the named executive officers other than Mr. O’Neil. Mr. O’Neil’s 2023 AIP achievement was 153.1% based upon a blend of corporate and the KMT segment; as a result, his 2023 AIP performance factor differed from that of our other named executive officers. Mr. O’Neil’s AIP is based on a performance-based weighting of 35% inland marine transportation operations, 15% offshore marine transportation operations and 50% corporate.

2021-2023 LONG-TERM PERFORMANCE AWARD METRICS AND RESULTS

Our long-term performance awards are designed to reward recipients, including our Chief Executive Officer, for strong performance with respect to performance metrics that the Committee believes promote long-term sustainable value creation for our stockholders.

In 2021, Mr. David Grzebinski, our President and Chief Executive Officer, and Mr. O’Neil received long-term incentive awards the payouts of which were based upon our:

(a)	Cumulative EBITDA (50%) from January 1, 2021, through December 31, 2023 (the “Performance Period”); and

(b)	Return on total capital (50%) for the Performance Period.

As we explained in our Proxy Statement, the “target” cumulative EBITDA for the Performance Period was determined as the sum of the “target” EBITDA established under our AIP for each of 2021, 2022 and 2023, and the “target” return on total capital for the Performance Period was determined as the sum of the “target” returns on total capital established under our AIP for each of 2021, 2022 and 2023.

The “threshold” amount is payable if 80% of the applicable performance target is achieved and the maximum amount is payable if 130% or more of the applicable performance target is achieved; if less than 80% is achieved on both performance metrics, no amount is payable in respect of the 2021-2023 long-term performance awards.

2021-2023 Long-term Performance Award Performance Metrics and Results

With respect to Mr. Grzebinski’s 2021-2023 long-term performance award, the threshold, target, maximum and actual results for the EBITDA and return on total capital performance metrics were as follows:

PERFORMANCE METRIC	THRESHOLD	TARGET	MAXIMUM	ACTUAL	PAYOUT FACTOR
EBITDA (weighted 50%)(1)	$970 million	$1,212 million	$1,576 million	$1,274 million	117%
Return on total capital (weighted 50%)(2)	3.6%	4.5%	5.9%	5.1%	145%
WEIGHTED AVERAGE PAYOUT					131%

(1)

Amount shown as the “target” EBITDA is the sum of the target EBITDA established under Mr. Grzebinski’s AIP for each of 2021, 2021 and 2023. The “target” EBITDA under the AIP for 2021, 2022 and 2023 was $327 million, $389 million, and $496 million, respectively. The amount shown as the “threshold” is the amount equal to 80% of the “target” EBITDA, and the amount shown as the “maximum” is the amount equal to 130% of the “target” EBITDA.

(2)

Amount shown as the “target” return on total capital is the sum of the target return on total capital established under the AIP for each of 2021, 2021 and 2023. The “target” return on total capital established under the AIP for 2021, 2022 and 2023 was 2.5%, 4.6%, and 6.7%, respectively. The amount shown as the “threshold” is the amount equal to 80% of the “target” return on total capital, and the amount shown as the “maximum” is the amount equal to 130% of the “target” return on total capital.

As we explained in our Proxy Statement, Mr. Grzebinski’s 2021-2023 long-term performance award was achieved at 131.3% of target. As a result, he received a payout in respect of his 2021-2023 long-term performance award in the amount of $1,810,627.

Payout reflects improving performance against challenging financial goals coming out of a challenging period. The 2021-2023 long-term performance award was the first long-term performance award following the end of the COVID-19 pandemic, and the payout reflects our improving operational performance following emergence from the pandemic. For reference, the payouts to Mr. Grzebinski under his 2019-2021 and 2020-2022 long-term performance awards were 34.7% of target and 63.5% of target, respectively.

For Mr. O’Neil, his 2021-2023 long-term performance award was determined using the same metrics (cumulative EBITDA and is the sum of the target return on total capital) for the Performance Period, with those metrics based upon a blend of performance for corporate and the KMT business unit used for Mr. O’Neil’s AIP for each of 2021, 2022 and 2023. We consider the specific performance metrics for Mr. O’Neil to be confidential non-public information the disclosure of which would cause us irreparable competitive harm. As we explained in our Proxy Statement, Mr. O’Neil’s 2021-2023 long-term performance award was achieved at 129.2% of target. As a result, he received a payout in respect of his 2021-2023 performance award in the amount of $581,400. Mr. O’Neil’s long-term performance award is based on a performance-based weighting of 35% inland marine transportation operations, 15% offshore marine transportation operations and 50% corporate.

OVERLAPPING PERFORMANCE GOALS: 2021-2023 LONG-TERM PERFORMANCE AWARDS AND 2023 AIP

In its report, ISS criticizes Kirby for using EBITDA and return on total capital as performance metrics under both our AIP and our long-term performance awards. We strongly disagree that overlap of these performance metrics creates any potential for misalignment between pay and performance. On the contrary, our emphasis on these key performance metrics reinforces the importance of the two key financial results that we believe most contribute to long-term growth in shareholder value.

•

EBITDA is a key and easily understood indicator of the quality of our earnings. Investors and market analysts often value Kirby by reference to an EBITDA multiple. As a result, this metric aligns executive pay to a key market valuation method. Under our 2023 AIP, EBITDA accounts for 40% of potential payout, whereas EBITDA is weighted 50% under our long-term performance awards.

•

Return on total capital is a key measure of value creation in a capital-intensive business like ours. Kirby operates in highly capital-intensive businesses which drives the importance of return on invested capital. Based on valuable feedback from our stockholders, the Committee selected return on total capital as a performance metric under both our AIP and for our long-term performance awards to motivate employees and improve performance given the importance of capital efficiency to our strategy. Return on total capital for a year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average total equity plus long-term debt for the year. This is a key performance metric that objectively measures the returns we generate through the use of our capital structure. Importantly, although return on total capital is weighted 50% for our long-term performance awards, it is weighted 10% under our 2023 AIP.

The Committee has determined that EBITDA and return on total capital best align the interests of our executive officers with our stockholders and with business strategy, emphasizing objectives designed to drive sustainable value creation over both the current year and the longer term.

Kirby is uniquely positioned as both an operator of domestic tank barges and a manufacturer, distributor and servicer of genuine replacement parts for engines, transmissions, reduction gears, and power generation equipment used in oil and gas and commercial and industrial applications. Because Kirby has no clear “peer” group that is publicly traded, an alternative performance measure, such as relative total stockholder return, risks misaligning the pay of our executives by linking such pay to our stock price performance as measured against the stock price performance of an imperfect set of comparator companies engaged in dissimilar businesses. Therefore, while we believe relative total stockholder return is relevant and we strive to select a relevant peer group that includes companies with businesses that overlap with ours, the differences between Kirby and the peer group should be taken into account when reviewing relative total stockholder return as a performance measure.

The Company had strong results over the past three years as illustrated above and TSR was 51% and is correlated with the Company’s long-term performance award program. We believe performance with respect to these measures correlates to long-term value creation for our stockholders.

2024 LONG-TERM INCENTIVE COMPENSATION

As we explained in the Proxy Statement, starting in 2024 the Committee determined that performance awards would make up 50% of the long-term incentive value for Messrs. Grzebinski, Kumar and O’Neil. Ms. Husted and Mr. Miller would each continue to receive 100% of their long-term incentive value in the form of time-vested RSUs. The Committee thoughtfully, responsibly and through a consultative process, exercises discretion to consider the totality of factors when determining the compensation of each our named executive officers based on all factors including each named executive officer’s specific roles and responsibilities. The pay mix and incentives approved by the Committee for each named executive officer is designed to incentivize superior performance of the named executive officer, to align realized compensation with shareholder experience, to promote an ownership culture and to help ensure retention and stability of executive leadership. The RSUs are vested over a five-year period of time as opposed to three years as a retention tool for the Company. Moreover, time-vested RSUs, whose value is tied directly to stock price, satisfy all of these considerations.

We believe our incentive program changes over recent years have been highly responsive to the feedback received from our stockholders and serve to strengthen the alignment with our strategic objectives. We will continue our dialogue with stockholders on compensation issues as part of our ongoing engagement.

RETIREMENT OF MS. KIM B. CLARKE

Ms. Clarke retired from Kirby on March 1, 2023, after serving as our Vice President and Chief Human Resources Officer since October 2017. In her role as Vice President and Chief Human Resources Officer, Ms. Clarke oversaw and was primarily responsible for the development and execution of our human capital strategy, including successful management of employee retention and our succession planning strategy through the volatility caused by the COVID-19 pandemic.

In today’s environment, retention and engagement remain critical to our future success, with our employees being one of our most important assets. In consideration of Ms. Clarke’s knowledge and experience with developing and executing Kirby’ human capital strategy, the Company felt it was critical to ensure a smooth transition of her role and preservation of her institutional knowledge. As a result, as part of her severance arrangement, Ms. Clarke agreed to: (a) provide necessary transition support following her retirement, and (b) protect the Company’s proprietary and confidential employee development, succession, recruiting, compensation and benefit plans, data and information for a twenty-four month post-retirement period pursuant to noncompetition, nonsolicitation and confidentiality restrictive covenants which we deem critically important to protect Kirby’s specialized labor market in the marine and distribution and services segments. In exchange for her transition support and her agreement to be bound by the restrictive covenants, the Compensation Committee agreed to pay Ms. Clarke the following cash retirement payments:

•

Cash in lieu of vesting of outstanding RSUs: A lump sum cash payment in the amount of $1,580,285, which amount is equal to the fair market value, as of March 1, 2023, of the shares of Kirby stock underlying the 21,627 RSUs that Ms. Clarke forfeited upon her retirement.

•

COBRA premiums: A lump sum cash payment in the amount of approximately $17,030, which is the amount of her aggregate COBRA premiums for coverage under Kirby’s medical, dental, vision and prescription drug plans for 18 months following her retirement.

•	Prorated portion of 2023 AIP bonus: a prorated portion of her AIP bonus for 2023 based on actual 2023 performance, which was determined to be $85,617 and paid in February 2024.

We believe these payments were reasonable considering Ms. Clarke’s commitments to Kirby, noted above. The payments to Ms. Clarke in connection with her retirement are not evidence of any pay-for-performance misalignment. To the contrary, the payments validate our commitment to “pay-for-performance” in that they protect Kirby’s critical human capital strategies, reward Ms. Clarke for her key contributions to us during her tenure, obligate her to cooperate and provide transition assistance in order to maintain stability of this key function recognizing the value she agreed to provide (and continues to provide) to us after her retirement. Moreover, we did not provide any additional severance payments above and beyond what was already granted to Ms. Clarke – in return for her commitments we merely provided cash consideration for compensation opportunities that were granted prior to her departure.

CONCLUSION

For the reasons set forth above, and as further detailed in our Proxy Statement, we recommend that stockholders vote FOR approval, on a non-binding advisory basis, of the compensation paid to Kirby’s named executive officers (Proposal 3). We believe the current ISS Report merits a revised analysis and respectfully requests ISS to reconsider its current recommendation and reissue a report FOR Proposal 3—the advisory vote on the approval of the compensation of Kirby’s named executive officers.

We have been and will continue to listen to our stockholders through our ongoing outreach program, and will continue to adjust executive compensation arrangements taking into account stockholder feedback. We highly value our frank and open dialogue with our stockholders regarding governance, compensation, strategy and environmental, social, and governance matters and believe this dialogue is an important component of our long-term success. As always, we welcome the opportunity to engage with you on these and any other topics of interest.

Sincerely,

Richard J. Alario Lead Independent Director

Barry E. Davis Chair, Compensation Committee

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